[LOGO]  The Guardian(R)  The Guardian                 A Stock Company
                         Insurance & Annuity          Incorporated in the
                         Company, Inc.                State of Delaware

                         Customer Service Office:     Executive Office:
                         P.O. Box 8833                201 Park Avenue South
                         Lehigh Valley, PA 18001      New York, NY 10003

The Guardian Insurance & Annuity Company, Inc. (the Company) will pay the benefits provided by this contract in accordance with its provisions. All of the provisions on this and the following pages are part of this contract. This contract is issued by the Company at its Customer Service Office on the issue date.

/s/ [ILLEGIBLE]                           /s/ [ILLEGIBLE]
----------------------                    -----------------------
Secretary                                 President

Checked by

Under this contract, flexible premium payments may be made following the initial premium payment. Benefits depend, among other things, on the number and value of accumulation units and the annuity payout option elected.

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED. SEE THE "ACCUMULATION VALUE" SECTION ON PAGES 6 AND 7 AND THE "PAYMENT OF CONTRACT PROCEEDS" SECTION ON PAGES 8 AND 9 FOR AN EXPLANATION OF THE VARIABLE VALUES AND PAYMENTS PROVIDED UNDER THIS CONTRACT.

Flexible Payment Deferred Combination Variable and Fixed Group Annuity
Contract

o Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

o     Non-participating--No dividends payable

Owner          :

Issue Date     :

Contract Number:

Plan           :

                                   [SPECIMEN]
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                                     Page 2


                          GUIDE TO CONTRACT PROVISIONS

                             1.  Annuity Benefit
                             2.  Owner
                             3.  Premium Payments
                             4.  Separate Accounts
                             5.  Fixed Rate Option
                             6.  Transfers
                             7.  Accumulation Value
                             8.  Surrenders and Withdrawals
                             9.  Payment of Contract Proceeds
                            10.  General Provisions

Followed by any Endorsements.

An alphabetical index appears on the inside of the back cover.

                               1. ANNUITY BENEFIT

Under certain conditions, the owner may direct the Company to apply a portion of this contract's accumulation value to provide monthly annuity payments for a plan participant. (See page 11 for the definitions of the terms "plan" and "participant.") Annuity payments for a participant will begin on the annuity commencement date for such participant as stated by the owner, if:

o     this contract is in force on that date; and

o the participant is living and is between the ages of 50 and 85 (unless the Company agrees otherwise) on that date.

At the time annuity payments begin, the Company will determine the amount of each monthly annuity payment. This amount will be calculated by applying the amount applied for a participant as stated by the owner, less any applicable state premium taxes, under Option V-2 of Variable Annuity Payout Options, unless another option is elected. The amounts of the payments will vary according to the annuitant's age. Under Option V-2, payments are guaranteed for a period of 10 years. See the "Payment of Contract Proceeds" section for an explanation of how annuity payments are determined.

The Company will issue a certificate to the owner for delivery to each participant when an annuity is provided for such participant. Each such certificate will set forth the amount and terms of the annuity payments and any other benefits to which the participant may be entitled under this contract.

                                    2. OWNER

Owner

The owner is named in the application. The owner alone has the right to receive all benefits and exercise all rights this contract grants or the Company allows.

Nontransferability of Ownership

If this contract is issued in conjunction with a retirement plan qualified under the Internal Revenue Code, the owner may not:

o     change the ownership;

o     sell or assign this contract;

o pledge this contract as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company, unless the owner is:

      o the trustee of an employee trust qualified under the Internal Revenue Code;

      o     the custodian of a custodial account treated as such; or

      o     the employer under a qualified nontrusteed pension plan.

Assignment

No assignment will bind the Company unless the original, or a copy in a form satisfactory to the Company, is filed at the Customer Service Office. Afterward, the rights of any owner will be subject to the assignment. The entire contract will be subject to the assignment. The Company will rely solely on the assignee's statement as to the amount of the assignee's interest. The Company will not be responsible for the validity of any assignment. Unless otherwise provided, the assignee may exercise all rights this contract grants except:

o     the right to change the beneficiary; and

o     the right to elect an annuity payout option.

                              3. PREMIUM PAYMENTS

Under this contract, the owner may make flexible premium payments to the Company in accordance with the provisions of the plan. All premium payments are payable at the Company's Customer Service Office.

The minimum amount of the initial premium payment is $5,000. While this contract is in force, the Company will accept additional flexible premium payments of at least $500. Subsequent payments in excess of $100,000 in any one contract year are acceptable only with the written consent of the Company.

Allocation of Net Premiums

A net premium is equal to the premium paid less any applicable state premium taxes. Subject to the conditions described below, the Company will allocate the net premiums to the contract's allocation options, which consist of the Fixed Rate Option and the following variable investment options:

o the investment divisions of The Guardian Separate Account D (as described below); and

o     The Guardian Real Estate Account (as described below).

Such allocation will be based on the allocation percentages designated in the application, or as subsequently changed by the owner in a written notice acceptable to the Company and received by the Company at its Customer Service Office prior to the date of the allocation. The value of the contract and any net premiums paid may not be invested in more than four allocation options at any time; that is, such value or net premiums may not be transferred or allocated to more than four variable investment options or three variable investment options and the Fixed Rate Option at any time.

Net premiums will be applied to provide accumulation units (see "Accumulation Units" provision).


                                     Page 3
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                                     Page 4


4. SEPARATE ACCOUNTS

The Guardian Separate Account D and The Guardian Real Estate Account

This contract is funded by two separate investment accounts established by the Company under the laws of the state of Delaware. These separate accounts are subject to the laws of the jurisdiction in which this contract is delivered. These separate accounts are:

o     The Guardian Separate Account D (Account D); and

o     The Guardian Real Estate Account (the RE Account).

Account D is registered as a unit investment trust with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940, and its units are registered under the Securities Act of 1933 (1933 Act). The RE Account itself is not an investment company, but its interests are registered with the SEC under the 1933 Act. Each separate account is treated as a division of the Company. Account D is used to provide values and benefits for variable annuities only. The Company owns the assets in both separate accounts. The assets in Account D and the RE Account are kept separate from:

o     each other;

o     the Company's general investment account; and

o     the Company's other separate accounts.

Assets equal to the reserves and liabilities of Account D or the RE Account will not be charged with liabilities that arise from any other business the Company may conduct. The Company may transfer assets in excess of the reserves and liabilities of Account D or the RE Account to the general investment account. Income and realized and unrealized gains and losses from assets in Account D or the RE Account are credited to or charged against the applicable separate account without regard to income, gain, or loss in the Company's other investment accounts.

Investment Divisions

Account D consists of several investment divisions. Each investment division of Account D invests in shares of a mutual fund. Each mutual fund is managed by an investment adviser registered under the Investment Advisers Act of 1940.

The investment divisions available on the issue date are listed in the then current prospectus for Account D as it relates to this contract. Each mutual fund is more fully described in a separate prospectus for each fund.

Rights Reserved by the Company

The Company reserves the right to take certain actions deemed to be in the best interest of the owner and when permitted by applicable law. These actions are:

o     to deregister Account D under the Investment Company Act of 1940;

o to operate Account D as a management investment company or any other form permitted by law;

o to combine any two or more separate accounts or investment divisions within Account D;

o to transfer assets determined by the Company to be assigned to the class of contracts to which the contracts belong from Account D or the RE Account to another separate account by withdrawing the same percentage of each investment in Account D or the RE Account with appropriate adjustments to avoid odd lots and fractions;

o to substitute shares of any fund offered under this contract with shares of another fund offered under this contract if, in the judgment of the Company, further investment in such shares is no longer appropriate. Such change may be subject to the approval of the SEC, the Delaware Insurance Department and other state or federal regulatory authorities;

o to add to, eliminate, or suspend the owner's ability to allocate premium payments or transfer amounts to any investment division within Account D and/or the Real Estate Account; and

o to modify this contract as necessary to prevent the owner from being considered the owner of the assets of Account D, the RE Account, or the Fixed Rate Option, and thereby subject to federal or state income taxation on gains under the contract.

Change in Investment Objective or Policy

The Company will notify the owner of any material change in an investment policy or objective of any mutual fund invested in by an investment division to which part of this contract's accumulation value is allocated. Details of any such change will be filed with any regulatory authority where required and will be subject to any required approval.

                            5. THE FIXED RATE OPTION

The owner may allocate all or part of any net premiums to the Fixed Rate Option. The Company will credit interest on the portion of net premiums applied to and any amounts transferred to the Fixed Rate Option. Interest will accrue daily at a minimum guaranteed annual rate of 3.5%. At the discretion of the Company, an interest rate in excess of the minimum guaranteed rate may be credited. The Company will provide notice of the applicable interest rates in the annual report to the owner and upon request.

Any portion of a net premium allocated to the Fixed Rate Option on the issue date will earn interest at the then current rate as set by the Company. This interest rate will be guaranteed until the next contract anniversary.

After the issue date, any portion of net premiums applied to and any amounts transferred into the Fixed Rate Option will earn interest at the then current rate set by the Company. This rate will be guaranteed for the remainder of the contract year, until the next contract anniversary.

                                   [SPECIMEN]
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THE FIXED RATE OPTION--cont'd.

On the contract anniversary, any portion of the accumulation value attributed to the Fixed Rate Option will earn interest at the then current rate set by the Company. This rate will be guaranteed until the next contract anniversary.

If, on any contract anniversary the interest rate the Company sets for the Fixed Rate Option is more than 3 percentage points lower than the rate set for the immediately preceding contract year, the owner may withdraw all or a portion of the accumulation value held in the Fixed Rate Option for at least one contract year without that amount being subject to a contingent deferred sales charge. The Company must receive proper written request for such withdrawal at its Customer Service Office within 60 days of such contract anniversary.

                                  6. TRANSFERS

Transfers of Accumulation Value by the Owner

The owner may transfer all or a portion of the accumulation units credited under this contract among the investment divisions of Account D, the RE Account, and the Fixed Rate Option, subject to the following conditions:

o Proper written request for transfer must be received by the Company at its Customer Service Office. Other transfer procedures permitted by the Company, if any, must be followed as set out in the prospectus for this contract.

o Accumulation units may not be credited to or transferred into more than four variable investment options or to three variable investment options and the Fixed Rate Option at any time.

o The transfer of accumulation units from the RE Account to a subdivision of Account D or to the Fixed Rate Option may only be made once each year on or within 30 days after a contract anniversary. The maximum amount that may be transferred from the RE Account each contract year is the greater of:

      o 33 1/3% of the accumulation value attributable to the RE Account as of the contract anniversary; or

      o     $10,000.

o The transfer of accumulation units from the Fixed Rate Option to an investment division of Account D or to the RE Account may only be made once each year on or within 30 days after a contract anniversary. Transfers out of the Fixed Rate Option will be made in the same order as such amounts were allocated to the Fixed Rate Option. The maximum amount that may be transferred from the Fixed Rate Option each contract year is the greater of:

      o 33 1/3% of the portion of the accumulation value attributable to the Fixed Rate Option as of the contract anniversary; or

      o     $2,500.

The number of additional accumulation units credited under this contract in the newly elected Fixed Rate Option or variable investment option(s) will be equal to (a) divided by (b) where:

o     (a) is the value of the amount transferred; and

o (b) is the value of an accumulation unit in the newly elected investment option(s) as of the end of the valuation date on which the proper written request for transfer is received by the Company at its Customer Service Office.

The Company reserves the right to limit the frequency of transfers of accumulation units under the contract to once every 30 days and to charge for such transfers in the future.

Transfers By An Annuitant Following His/Her Annuity Commencement Date

An annuitant receiving annuity payments under a variable annuity payout option may transfer all or a portion of his/her annuity units (as defined in the "Annuity Unit Values" provision) among the variable investment options. The conditions applicable to transfers of accumulation units, as described above, also apply to transfers made after an annuity commencement date.

However, any transfers after an annuity commencement date can be made only once each year. Any such transfer will take effect upon the next calculation of annuity unit values after the Company receives proper transfer instructions at its Customer Service Office.

For transfers made after an annuity commencement date, the number of additional annuity units credited under the newly elected variable investment option(s) will be equal to (a) divided by (b), where:

o (a) is the amount of the monthly variable annuity payment that is to be transferred as of December 31st of that year; and

o (b) is the value of one annuity unit in the newly elected investment option(s) as of December 31st of that year.

After an annuity commencement date, the annuitant receiving annuity payments under a fixed annuity payout option may not transfer into the RE Account or the investment divisions of Account D.

Dollar Cost Averaging Transfer Option

If part of the contract's accumulation value is allocated to the investment division investing in The Guardian Cash Fund, the owner may choose to make monthly transfers under the Dollar Cost Averaging Transfer Option, subject to the conditions described below.

Under this option, an amount specified by the owner will be automatically transferred out of The Guardian Cash Fund and into the Fixed Rate Option or the variable investment option(s)


                                     Page 5
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                                     Page 6


TRANSFERS--cont'd.

elected by the owner on a monthly basis. The owner may choose to have monthly transfers made for durations of 12, 24, or 36 months.

The following conditions apply to the Dollar Cost Averaging Transfer Option:

o An owner may elect this option on the issue date only if the initial premium is at least:

      o $10,000 and the owner chooses to make monthly transfers for a 12 month period; or

      o $20,000 and the owner chooses to make monthly transfers for a 24 month or 36 month period.

o An owner may elect this option after the issue date only if the contract has a minimum accumulation value at the time the option is elected:

      o If the owner chooses to make monthly transfers for a 12 month period, the contract's accumulation value must be at least $10,000.

      o If the owner chooses to make monthly transfers for a 24 month or 36 month period, the contract's accumulation value must be at least $20,000.

o The minimum amount which may be transferred into the Fixed Rate Option and/or each variable investment option is $100.

o Money may not be transferred into more than three other variable investment options or two other variable investment options and the Fixed Rate Option at any time.

The transfer amount(s) selected by the owner multiplied by the duration selected may not exceed the accumulation value of The Guardian Cash Fund at the time the option is exercised. Transfers will be made on each monthly anniversary, or on the next business day if such anniversary is on a weekend or holiday.

The Dollar Cost Averaging Transfer Option will terminate if:

o     this contract is surrendered;

o     the requested number of transfers has been made;

o the accumulation value in The Guardian Cash Fund is insufficient to make a monthly transfer; or

o the Company receives proper written request from the owner to cancel the option. Such request must be received at the Company's Customer Service Office at least 3 business days before the next monthly anniversary in order to cancel the transfer scheduled to take effect on such anniversary.

After the issue date, in order to initiate or effect any change under the Dollar Cost Averaging Transfer Option, or to reinstate such option if it has terminated, the owner must properly complete an enrollment form and submit it to the Company's Customer Service Office. Such form must be received by the Company at least 3 business days before the monthly anniversary on which such first transfer will be made.

                             7. ACCUMULATION VALUE

Accumulation Units

An accumulation unit is a measurement used to determine the value of the owner's interest under this contract while the contract is in force. As each participant reaches his/her annuity commencement date, the accumulation value under the contract is reduced by the value of the accumulation units used by the owner to purchase an annuity for such participant. The number of accumulation units purchased in each designated variable investment option or the Fixed Rate Option will be determined by multiplying (a) by (b), then dividing the result by (c), where:

o     (a) is the net premium;

o (b) is the percentage to be allocated to the specified variable investment option or the Fixed Rate Option; and

o (c) is the value of an accumulation unit for the specified variable investment option or the Fixed Rate Option as of the valuation period during which the premium is received at the Company's Customer Service Office.

The value of each variable accumulation unit will depend on the investment experience of the variable investment options selected. Thus this value may increase or decrease and may vary from one valuation period to the next.

Accumulation Unit Value for Account D and the RE Account

The value of a variable accumulation unit for each investment division of Account D and for the RE Account was established at $10.00 as of the date operations began for that division or began for the RE Account. The accumulation unit value for any valuation period thereafter is (a) multiplied by (b), where:

o (a)is the variable accumulation unit value for the immediately preceding valuation period; and

o (b) is the net investment factor, as described below, for the current valuation period.

Accumulation Unit Value for the Fixed Rate Option

The value of accumulation units for the Fixed Rate Option was established at $10.00 as of the date operations began for that option. Thereafter, it will increase daily at a rate of interest to be determined from time to time by the Company, but which is guaranteed to be no less than 3.5% annually.

Net Investment Factor

The Company assesses a daily charge of .00003169 of the value of the assets allocated to each of the investment divisions of Account D and to the RE Account for its assumption of mortality and expense risks. This mortality and expense charge is used in determining the net investment factor for each investment division of Account D and for the RE Account. On an annual basis, the charge is equal to 1.15% of the value of the assets allocated to these variable investment options.

                                   [SPECIMEN]
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ACCUMULATION VALUE - cont'd.

The net investment factor is used to calculate the value of an accumulation unit in an investment division of Account D or in the RE Account for a valuation period. The net investment factor is determined by dividing the sum of (a) and
(b) by (c), and subtracting (d) from the result, where:

      o (a) is the net asset value of a fund share held in Account D for the applicable investment division or any interest held in the RE Account, determined as of the end of the then current valuation period;

      o (b) is the per share or per interest amount of any dividend and other distributions made by the fund or the RE Account during the current valuation period;

      o (c) is the net asset value of the particular fund share or interest in the RE Account determined as of the end of the immediately preceding valuation period;

      o (d) is any applicable state premium taxes and the mortality and expense charge.

The net investment factor may be less than 1.00 since it is related to the investment experience of a separate account.

Accumulation Value

The value of all the accumulation units credited to this contract is the accumulation value. The accumulation value within any particular variable investment option or the Fixed Rate Option is determined by multiplying (a) by
(b), where:

      o (a) is the number of accumulation units credited to the contract for that particular variable investment option or the Fixed Rate Option; and

      o     (b) is the applicable current accumulation unit value.

On each participant's annuity commencement date, the accumulation value of this contract will be reduced by that portion of the accumulation value applied by the owner to purchase an annuity for the participant.

                          8. SURRENDERS AND WITHDRAWALS

The owner may withdraw all or part of the accumulation value of this contract.

Surrender of Contract

The owner may surrender this contract for its then current accumulation value; the contract will then terminate. This contract must be sent to the Company's Customer Service Office for cancellation.

Partial Withdrawals

Any partial withdrawals first will be taken from the investment divisions of Account D in proportion to each investment division's accumulation value on the date of the withdrawal. Partial withdrawals in excess of the amount taken from the investment divisions of Account D will then be withdrawn from the RE Account. Any remaining excess will be withdrawn from the Fixed Rate Option. Amounts withdrawn from any variable investment option or the Fixed Rate Option will be made in the same order in which such amounts were allocated to that variable investment option or the Fixed Rate Option.

The total accumulation value remaining after a partial withdrawal must be at least $1,000. If a partial withdrawal results in the total accumulation value falling below $1,000, then the balance will be paid to the owner and the contract will be cancelled.

The following conditions apply for both partial withdrawals and surrenders:

      o Written request satisfactory to the Company must be received at its Customer Service Office prior to any surrender or withdrawal.

      o Any withdrawal payment or surrender will be reduced by any applicable state premium taxes and contingent deferred sales charges (as described below).

      o The amount of any withdrawal payment will be determined as of the valuation date on or next following the date the Company receives the owner's proper written request for surrender or withdrawal.

Contingent Deferred Sales Charges

A contingent deferred sales charge may be imposed on partial withdrawals or on the surrender of the contract. The amount of any contingent deferred sales charge will be the lesser of:

      o 6% of the total premiums paid in the 84 month period preceding the date of withdrawal or surrender; or

      o     6% of the amount withdrawn or surrendered.

However, in any contract year after the first, the owner may make withdrawals, without incurring any contingent deferred sales charge, of up to 10% of the greater of:

      o the amount of total premiums paid during the 84 months preceding the date of withdrawal; or

      o the accumulation value as of the date of the first withdrawal in that contract year.

The maximum amount of contingent deferred sales charges applied during the 84 months immediately preceding the date of withdrawal will never exceed 6% of the total premiums paid during such period.

Administration Fee

On each contract anniversary the Company will deduct an administration fee of $35 from the accumulation value of this contract. This fee will be deducted from each investment division of Account D, from the RE Account and from the Fixed Rate Option in proportion to the percentage of the accumulation value in Account D, the RE Account, and the Fixed Rate Option on that date. If this contract is surrendered on a date other than on a contract anniversary, the Company will deduct the administration fee on the date of surrender.


                                     Page 7
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                                     Page 8

                         9. PAYMENT OF CONTRACT PROCEEDS

Following his/her annuity commencement date, each participant under this contract will be referred to as an "annuitant".

Payment

When directed by the owner, the Company will make monthly variable annuity payments to the annuitant under Variable Annuity Payout Option V-2, as stated in the "Annuity Benefit" provision or, if elected, one of the other annuity payout options. Payment of any annuity benefit may be made under either a fixed or variable annuity payout option or a combination of both. If annuity payout option F-3 or V-3 is chosen, the annuitant must also select a joint annuitant.

o The amount of the first annuity payment will be based on the table for the annuity payout option elected.

o The amount of any fixed annuity payments will not be less than the corresponding minimum amount based on the tables for the fixed annuity payout options, with interest compounded each year at 4%.

o The amount of any variable annuity payments after the first will increase or decrease according to the value of the variable annuity units, which reflect the investment experience of the variable investment option(s) elected. Any such payments will be based on an assumed investment return of 4% per year.

o     All monthly annuity payments are based on:

      o the age of the annuitant at the birthday nearest the date payments are to begin; and

      o     the annuity payout option elected.

The annuity payout option tables are based on the blended 1983 Individual Annuity Mortality Table a projected under Scale G factors.

Change of Beneficiary

The annuitant may changes beneficiary designated to receive benefits under annuity payout options V-2 and F-2. Any request for change must be in a written form satisfactory to the Company. The change will take effect on the date the request is signed, whether or not the annuitant is living when the Company receives the request at its Customer Service Office. However, the change will not apply to any payments made or actions taken by the Company before the request is received.

Contingent Beneficiary

A numbered sequence may be used to name contingent beneficiaries for annuity payout options V-2 and F-2. The beneficiary is the living person(s) designated by the lowest number in the sequence.

Variable Annuity Payout Options Available

Option V.1 - Life Annuity without Guaranteed Period

The Company will make monthly variable annuity payments for the lifetime of the annuitant. The amount of the first monthly payment will be based on the Option V-1 table.

Option V-2 - Life Annuity with 10 Year Guaranteed Period

The Company will make monthly variable annuity payments during the lifetime of the annuitant. The amount of the first monthly payment will be based on the Option V2 table.

Payments are guaranteed for a period of 10 years. If the annuitant dies sooner, payments will be made during the remaining period to the beneficiary designated by the owner. The beneficiary may elect to be paid the commuted value of the current dollar amount of the then remaining number of variable annuity payments. If the beneficiary dies while receiving such payments, the commuted value of the current dollar amount of the remaining number of variable annuity payments will be paid in one sum to the beneficiary's estate.

If any designated beneficiary dies before the annuitant, the interest of that beneficiary shall pass to the designated surviving beneficiary. If more than one beneficiary survives the annuitant, such interest shall pass to the surviving beneficiaries in proportion to their respective interest, unless otherwise previously specified by the owner. If no designated beneficiary survives the annuitant, and no other designation is provided, the benefit provided under this annuity payout option shall be paid in one sum to the annuitant's estate.

Option V-3 - Joint and Survivor Annuity

The Company will make monthly variable annuity payments while the annuitant and the joint annuitant are living. When an annuitant dies, two-thirds of the number of annuity units in effect while both were living will continue for the lifetime of the survivor. The amount of the first variable annuity payment will be based on the Option V-3 table.

Fixed Annuity Payout Options Available

Option F-1 - Life Annuity without Guaranteed Period

The Company will make monthly fixed annuity payments for the lifetime of the annuitant.

Option F-2 - Life Annuity with 10 Year Guaranteed Annuity Period

The Company will make monthly fixed annuity payments during the lifetime of the annuitant. Payments are guaranteed for a period of 10 years. If the annuitant dies sooner, payments will be made during the remaining period to the beneficiary designated by the owner. The beneficiary may elect to be paid the present value of the current dollar amount of the then remaining number of fixed annuity payments. If the beneficiary dies while receiving such payments, the present value of the current dollar amount of the remaining number of fixed annuity payments will be paid in one sum to the beneficiary's estate.

If any designated beneficiary dies before the annuitant, the interest of that beneficiary shall pass to the designated surviving beneficiary. If more than one beneficiary survives the annuitant, such interest shall pass to the surviving beneficiaries in proportion to their respective interest, unless otherwise previously specified by the owner. If no designated beneficiary survives the annuitant, and no other designation is provided, the benefit provided under this annuity payout option shall be paid in one sum to the annuitant's estate.

Option F-3 - Joint and Survivor Annuity

The Company will make monthly fixed payments while the annuitant and the joint annuitant are living. When an annuitant dies, the Company will continue to pay, for the lifetime of the survivor, two-thirds of the amount of the payment in effect while both were living.

Determination of First Annuity Payment

The tables below indicate the dollar amount of the first monthly annuity payment which can be purchased with each $1,000 of the portion of the accumulation value applied by the owner to purchase an annuity for a participant. The first annuity payment is determined by multiplying (a) by (b), where:

      o (a) is the amount shown in the applicable table for the annuitant's age; and

      o     (b) is the number of thousands of dollars of accumulation value.

The dollar amount of the first monthly annuity payment purchased for ages not shown in the tables are available upon request.

Annuity Unit Values

For variable annuity payout options, the portion of the accumulation value stated by the owner will be applied to purchase annuity units. Annuity units are used to determine the amount of each variable annuity payment after the first.

The value of an annuity unit is determined independently for each investment division of Account D and for the RE Account The dollar value of variable annuity units may increase or decrease depending upon the investment experience of the investment option(s) elected.

The value of an annuity unit in each investment division of Account D and in the RE Account was established at $1.00 on the date operations began for each such variable investment option. The value of an annuity unit at the end of any subsequent valuation period is equal to (a) multiplied by (b), where:

      o (a) is the annuity unit value on the immediately preceding valuation period; and

      o     (b) is the annuity change factor for the current valuation period.

The annuity change factor is equal to the net investment factor (as described in the "Net Investment Factor" provision) for the same valuation period adjusted to recognize the assumed investment return of 4% per year used in determining the amounts of variable annuity payments.

The valuation of all assets in Account D and the RE Account will be determined in accordance with all applicable laws and regulations.

Determination of Variable Annuity Payments After the First

The amounts of variable annuity payments made after the first are determined by multiplying (a) by (b), where:

      o (a) is the number of annuity units in each investment division of Account D and in the RE Account; and

      o (b) is the appropriate annuity unit value as of the valuation date 10 days prior to the date the variable annuity payment is due.

The number of annuity units under this contract is determined by dividing (a) by
(b), where:

      o (a) is the amount of the first monthly variable annuity payment for each investment division of Account D and for the RE Account; and

      o (b) is the value of the appropriate annuity unit on the date the first variable annuity payment is made.

The number of annuity units remains fixed during the annuity payment period, provided no transfers among variable investment options are made.

The Company guarantees that the dollar amount of each variable annuity payment after the first will not be adversely affected by:

      o     the actual administration expenses it incurs; or

      o variations in mortality experience from the mortality assumptions upon which the first payment is based.

Annuity Payout Options: General Provisions

      o At least $2,000 must be applied under an annuity payout option for any annuitant. Proceeds of a smaller amount will be paid in one sum.

      o If monthly annuity payments are or become $20 or less, the Company reserves the right to change the frequency of payment.

      o While an annuitant is receiving annuity payments and subject to the Company's consent, the annuitant may change the frequency of the annuity payments being made. A written request for such change, in a form satisfactory to the Company, must be received at the Customer Service Office. The change will take effect upon receipt of the written request.

      o The Company requires satisfactory proof of the age of the annuitant on the date annuity payments begin.

      o Except with the consent of the Company, the annuity payout options will not be available with respect to any part of the proceeds payable to an assignee or to other than a natural person entitled to receive proceeds.

      o The annuitant does not have the right to advance or assign payments made under an annuity payout option.

      o The annuitant cannot make any change in the manner of payout, except as provided in the election.

      o To the extent permitted by law, the payments made under an annuity payout option will not be subject to encumbrance, or to the claims of creditors or legal process.

                          ANNUITY PAYOUT OPTION TABLES

          DOLLAR AMOUNT OF THE FIRST MONTHLY ANNUITY PAYMENT PURCHASED
                      WITH EACH $1,000 OF PROCEEDS APPLIED

----------------------------------------------------------------------------------------------------
Options F-1, F-2, V-1 and V-2 - Life Annuity    Options F-3 and V-3 - Joint and Survivor Annuity
----------------------------------------------------------------------------------------------------
                                                                    Nearest Age of Younger Annuitant
                                                   Nearest              at Date of First Payment
Nearest Age        Options        Options          Age of           --------------------------------
of Annuitant     F-1 and V-1    F-2 and V-2     Older Annuitant       Age          Age
At Date of        No Period       10 Years        At Date of        10 Years      5 Years     Same
First Payment      Certain        Certain        First Payment        Less         Less       Age
----------------------------------------------------------------------------------------------------
     40               $4.01         $4.00              40            $3.80         $3.85      $3.92
     41                4.04          4.04              41             3.82          3.88       3.95
     42                4.08          4.07              42             3.84          3.91       3.98
     43                4.12          4.11              43             3.87          3.94       4.02
     44                4.16          4.15              44             3.90          3.97       4.05
     45                4.20          4.19              45             3.92          4.00       4.09
     46                4.24          4.23              46             3.95          4.04       4.13
     47                4.29          4.27              47             3.99          4.07       4.17
     48                4.34          4.32              48             4.02          4.11       4.21
     49                4.39          4.37              49             4.05          4.15       4.26
     50                4.44          4.42              50             4.09          4.19       4.30
     51                4.50          4.48              51             4.13          4.23       4.35
     52                4.56          4.53              52             4.17          4.28       4.41
     53                4.62          4.59              53             4.21          4.33       4.46
     54                4.69          4.65              54             4.26          4.38       4.52
     55                4.76          4.72              55             4.30          4.43       4.58
     56                4.83          4.79              56             4.35          4.49       4.65
     57                4.91          4.87              57             4.41          4.55       4.72
     58                5.00          4.94              58             4.46          4.61       4.79
     59                5.08          5.03              59             4.52          4.68       4.87
     60                5.18          5.11              60             4.58          4.75       4.95
     61                5.28          5.21              61             4.64          4.83       5.04
     62                5.39          5.30              62             4.71          4.91       5.14
     63                5.50          5.40              63             4.79          4.99       5.24
     64                5.63          5.51              64             4.86          5.09       5.34
     65                5.76          5.63              65             4.95          5.18       5.46
     66                5.90          5.75              66             5.03          5.29       5.58
     67                6.05          5.87              67             5.13          5.40       5.71
     68                6.21          6.00              68             5.22          5.51       5.85
     69                6.39          6.14              69             5.33          5.64       6.00
     70                6.57          6.28              70             5.44          5.77       6.16
     71                6.76          6.43              71             5.56          5.92       6.33
     72                6.97          6.58              72             5.68          6.07       6.51
     73                7.19          6.74              73             5.82          6.23       6.70
     74                7.43          6.90              74             5.96          6.40       6.91
     75                7.69          7.07              75             6.11          6.59       7.13
     76                7.96          7.24              76             6.28          6.79       7.37
     77                8.25          7.42              77             6.45          7.00       7.62
     78                8.56          7.59              78             6.64          7.22       7.89
     79                8.90          7.78              79             6.83          7.46       8.18
     80                9.26          7.98              80             7.05          7.72       8.50
     81                9.65          8.14              81             7.27          8.00       8.84
     82               10.07          8.32              82             7.52          8.30       9.20
     83               10.53          8.50              83             7.77          8.62       9.60
     84               11.02          8.68              84             8.05          8.97      10.02
     85               11.55          8.85              85             8.35          9.35      10.49
----------------------------------------------------------------------------------------------------

                               10. GENERAL PROVISIONS

The Contract

The entire contract consists of this contract, any attached endorsements, and the attached copy of the application. The Company relied upon the application in issuing this contract. All statements in the application are assumed to be true to the best knowledge and belief of the person(s) making them. These statements are representations and not warranties. No statement will be used to contest this contract unless contained in the application.

Only the President, a Vice President, or the Secretary of the Company may make or modify this contract, and then only in writing. No agent is authorized to change this contract or to waive any of the Company's requirements; no agent may waive an answer to any question in the application. The Company will not be bound by any promise or statement made by any agent or other person except as stated above.

The Company may at any time make any change in this contract to the extent that such change is required in order to make this contract conform with any law or any regulation issued by any governmental authority to which the Company is subject.

Age

If the age of the annuitant has been misstated, any benefit payable under this contract will be that which the premium(s) would have purchased at the correct age. Overpayments made by the Company because of such misstatement, with interest at 6% a year, compounded annually, will be charged against benefits falling due after the adjustment. If underpayments are made by the Company because of such misstatement, the Company will pay the balance immediately, with 6% interest, compounded annually.

Plan

The plan is specified on the front cover of this contract. The plan may be either a pension or profit-sharing plan qualified for special tax treatment under Section 401(a) of the Internal Revenue Code or other group employer-sponsored retirement plans.

Participant

A participant is an eligible employee (as defined in the plan) who participates in the plan. A participant is the annuitant who receives an annuity benefit under the terms of this contract.

Proof of Age and Survival

The Company has the right to require satisfactory proof:

      o     of the age of any annuitant or annuitants; and

      o that an annuitant is living when a payment is contingent upon the annuitant's survival.

Issue Date

The issue date is stated on page 3. This is the date this contract is issued at the Customer Service Office.

Annuity Commencement Date

An annuity commencement date is the date on which monthly annuity payments to a participant begin, in accordance with the terms of the plan. This date may be the first day of any calendar month following a participant's 50th birthday, but may not be later than the participant's 85th birthday, unless the Company agrees otherwise.

Contract Anniversary

Contract anniversaries are measured from the issue date.

Monthly Anniversary

The monthly anniversary for each contract month is the same day of the month as the issue date or the last day of that calendar month, if earlier.

Incontestability

This contract will be incontestable after it has been in force during the annuitant's lifetime for 2 years from its issue date.

Payments by the Company

Any payment by the Company under this contract is payable at its Customer Service Office. The Company reserves the right to require surrender of this contract prior to payment of any amounts withdrawn.

Nonparticipating

This contract is not eligible for dividends and will not share in the surplus earnings of the Company.

Ownership of Assets

The Company shall have ownership and control of its assets, including all assets allocated to Account D, the RE Account, and the Fixed Rate Option.

Valuation Date

A valuation date is the date on which the accumulation unit values and the annuity unit value of the variable investment options are determined. Valuations are made daily.

Valuation Period

A valuation period is the period between two valuation dates.

Deferment

The Company will ordinarily pay any partial withdrawals or surrender proceeds within 7 days after the date proper written request for withdrawal or surrender is received by the Company's Customer Service Office. However, when permitted by law, the Company may defer payment of any partial withdrawals or surrender proceeds for up to 6 months after proper written request for such withdrawal or surrender is received.

The amount payable will be determined as of the date proper written request is received. Interest at the rate of 3% will be paid on any amount deferred 30 days or more.

The Company may defer calculation or payment of any partial withdrawals or surrender proceeds or the transfer of amounts based on separate account performance if:

      o the New York Stock Exchange is closed for trading or trading has been suspended; or

      o the Securities and Exchange Commission restricts trading or determines that a state of emergency exists which may make such calculation, payment, or transfer impracticable.

The Company may also defer for up to 6 months any calculation, payment or transfer of amounts attributable to the RE Account if there appears to be insufficient cash available to meet such payment or transfer requests and prompt disposition of the RE Account's investments to meet such requests could not be made on commercially reasonable terms.

Reports to the Owner

The Company will provide a written report to the owner at least once a year while this contract has an accumulation value. The Company will send the report to the owner soon after each contract anniversary. The report will show the accumulation value of this contract, as of a date not more than 2 months prior to the date of the report.

The Company will also send appropriate statements containing such information as may be required by applicable laws, rules, and regulations.

                                  ENDORSEMENTS



                                   [SPECIMEN]

                        AMENDMENT OF CONTRACT PROVISIONS

This rider is attached to and made part of the Contract. This rider is subject to all of the applicable provisions of the Contract.

                              The Fixed Rate Option

Subject to the conditions stated in this rider, the Owner may allocate all or part of any net premium(s) to the Fixed Rate Option. If this Contract is a single premium payment Contract, then any instructions to allocate the net premium to the Fixed Rate Option must be made on or before the issue date of this Contract. If any part of a net premium is allocated to the Fixed Rate Option, the balance may be allocated to no more than three Separate Account Divisions.

The Fixed Rate Option will not be maintained after the retirement date. Any portion of the accumulation value in the Fixed Rate Option on the retirement date will be applied to the annuity payout option elected.

The Company will credit interest on the portion of net premium(s) applied to and any amounts transferred to the Fixed Rate Option. Interest will accrue daily at a minimum guaranteed annual rate of 3.5%. At the discretion of the Company an interest rate in excess of the minimum guaranteed rate may be credited. The Company will provide notice of the applicable interest rates in the annual report to the Owner and upon request.

Any portion of a net premium allocated to the Fixed Rate Option on the issue date will earn interest at the then current rate as set by the Company. This interest rate will be guaranteed until the next contract anniversary.

After the issue date, any portion of net premium(s) applied to and any amounts transferred into the Fixed Rate Option will earn interest at the then current rate set by the Company. This rate will be guaranteed for the remainder of the contract year, until the next contract anniversary.

On the contract anniversary, any portion of the accumulation value attributed to the Fixed Rate Option will earn interest at the then current rate set by the Company. This rate will be guaranteed until the next contract anniversary.

If, on any contract anniversary the interest rate the Company sets for the Fixed Rate Option is more than 3 percentage points lower than the rate set for the immediately preceding contract year, the Owner may withdraw all or a portion of the accumulation value held in the Fixed Rate Option for at least one contract year without that amount being subject to a surrender charge. The Company must receive proper written request for such withdrawal at its Customer Service Office within 60 days of such contract anniversary.

During the period up to 30 days before the retirement date the Owner may transfer all or a portion of the accumulation units credited under this contract among the Separate Account Divisions and the Fixed Rate Option, subject to the following conditions:

      o Proper written request for transfer must be received by the Company at its Customer Service Office. Other transfer procedures permitted by the Company, if any, must be followed as set out in the prospectus for this contract.

      o Accumulation units may not be credited to or transferred into more than four Separate Account Divisions or to three Separate Account Divisions and the Fixed Rate Option at any time.

      o The transfer of accumulation units from the Fixed Rate Option to a Separate Account Division may only be made once each year on or within 30 days after a contract anniversary. Transfers out of the Fixed Rate Option will be made in the same order as such amounts were allocated to the Fixed Rate Option. The maximum amount that may be transferred from the Fixed Rate Option each contract year is the greater of:

      o 33 1/3% of the portion of the accumulation value attributable to the Fixed Rate Option as of the contract anniversary; or

      o     $2,500.

The number of additional accumulation units credited under this contract in the newly elected Fixed Rate Option will be equal to (a) divided by (b), where:

      o     (a) is the value of the amount transferred; and

      o (b) is the value of an accumulation unit in the Fixed Rate Option as of the end of the valuation date on which the proper written request for transfer is received by the Company at its Customer Service Office.

The Company reserves the right to limit the frequency of transfers of accumulation units under the contract to once every 30 days and to charge for such transfers in the future. Transfers into or out of the Fixed Rate Option are not permitted after the retirement date.

Any partial withdrawals will first be allocated among the Separate Account Divisions in the same proportion as the accumulation value in each Separate Account Division bears to the total accumulation value then credited to the separate account on the date of the withdrawal. Partial withdrawals in excess of the amount allocated among the Separate Account Divisions will be allocated to the Fixed Rate Option.

The Company reserves the right to defer the payment of amounts withdrawn from the Fixed Rate Option for a period not to exceed six months from the date proper request for such withdrawal is received by the Company. Benefits and values provided under this rider equal or exceed those required by any state statute where the contract is delivered.

Attached on the issue date of the Contract.

                                The Guardian Insurance & Annuity Company, Inc.


                                           /s/ Herbert N. Grolnick

                                                   Secretary

                        AMENDMENT OF CONTRACT PROVISIONS

This rider is attached to and made part of the Contract. This rider is subject to all of the applicable provisions of the Contract.

                             The Real Estate Option

This rider provides for a Real Estate Option (the RE Option). The RE Option is supported by a separate investment account established by the Company under the laws of the state of Delaware. This account is subject to the laws of the jurisdiction in which this Contract is delivered.

Allocation of Premiums and Transfer of Accumulation or Annuity Units

The owner may allocate all or part of a premium to the RE Option.

The owner may transfer all or a portion of the accumulation units or annuity units from one or more Separate Account Divisions or from the Fixed Rate Option to the RE Option and from the RE Option to one or more Separate Account Divisions, subject to the following conditions:

      o if any part of the accumulation value is allocated to the RE Option, the remaining portion of the accumulation value may be allocated to no more than three Separate Account Divisions or two Separate Account Divisions and the Fixed Rate Option at any time.

      o Proper written request for transfer must be sent to the Executive Office. Other transfer procedures permitted by the Company, if any, must be followed as set out in the prospectus for the Contract.

      o Prior to the Retirement Date, the transfer of accumulation units from the RE Option to a Separate Account Division may only be made on or within 30 days after a Contract Anniversary. Transfer requests received within the 30 day period after a Contract Anniversary will take effect at the end of the business day on which the request is received.

      o Any transfers of annuity units after the Retirement Date can be made only as of December 31st of any year.

      o     The maximum amount that may be transferred is the greater of:

            o 33 1/3% of the amount invested in the RE Option as of the Contract Anniversary; or

            o     $10,000.

Accumulation Value

The Contract's accumulation value will vary daily with the performance of any amount allocated to the RE Option. The accumulation value at any time will reflect any transfers between the RE Option and any Separate Account Division or Fixed Rate Option. On any day, any amount allocated to the RE Option will be used to compute the Contract's accumulation value, accumulation units, and annuity units in accordance with the methods set forth in the Contract.

Redemptions (Withdrawals)

Upon receipt of a proper request for partial or total redemption of the Contract, the Company will cancel accumulation units with an aggregate value equal to the dollar amount of the requested redemption plus, if applicable, any Contract charges and withdrawal charges. The Company will cancel all accumulation units attributable to the Contract's allocation to the Separate Account Divisions before cancelling any units attributable to any allocation to the RE Option. In addition, the Company will cancel all accumulation units attributable to the Contract's allocation to the RE Option before cancelling any units attributable to any allocation to the Fixed-Rate Option.

Voting Rights

Contract owners have no voting rights with respect to the RE Option.

Deferment

The Company reserves the right to defer payment of any Contract benefits (other than guaranteed death benefits) funded by the RE Option (such as cash surrenders and partial withdrawals under the Contracts) and transfers of Contract values from the RE Option to the Separate Account Divisions for up to 6 months if there appears to be insufficient cash available to meet such payment or transfer requests and prompt disposition of the RE Option's investments to meet such requests could not be made on commercially reasonable terms.

Issue Date

The issue date of this rider is the issue date of the Contractor the date of attachment if later.

                                The Guardian Insurance & Annuity Company, Inc.


                                           /s/ Herbert N. Grolnick

                                                   Secretary

                               ALPHABETICAL INDEX

Subject                                                                     Page

Accumulation Units ........................................................    6
Accumulation Unit Value for Account D and the RE Account ..................    6
Accumulation Unit Value for the Fixed Rate Option .........................    6
Accumulation Value ........................................................    7
Administration Fee ........................................................    7
Age .......................................................................   11
Allocation of Net Premiums ................................................    3
Annuity Benefit ...........................................................    3
Annuity Commencement Date .................................................   11
Annuity Payout Option Tables ..............................................   10
Annuity Unit Values .......................................................    9
Assignment ................................................................    3
Change in Investment Objective or Policy ..................................    4
Change of Beneficiary .....................................................    8
Contingent Beneficiary ....................................................    8
Contingent Deferred Sales Charges .........................................    7
Contract Anniversary ......................................................   11
Contract, The .............................................................   11
Deferment .................................................................   11
Determination of First Annuity Payment ....................................    9
Determination of Variable Annuity Payments After the First ................    9
Dollar Cost Averaging Transfer Option .....................................    6
Fixed Annuity Payout Options Available ....................................    8
Fixed Rate Option .........................................................    4
Guardian Separate Account D and the Guardian Real Estate Account ..........    4
Incontestability ..........................................................   11
Investment Divisions ......................................................    4
Issue Date ................................................................   11
Monthly Anniversary .......................................................   11
Net Investment Factor .....................................................    6
Nonparticipating ..........................................................   11
Nontransferabiity of Ownership ............................................    3
Owner .....................................................................    3
Ownership of Assets .......................................................   11
Partial Withdrawals .......................................................    7
Participant ...............................................................   11
Payments by the Company ...................................................   11
Payment of Contract Proceeds ..............................................    8
Plan ......................................................................   11
Premium Payments ..........................................................    3
Proof of Age and Survival .................................................   11
Reports to Owner ..........................................................   12
Rights Reserved by the Company ............................................    4
Surrender of Contract .....................................................    7
Transfers After an Annuity Commencement Date ..............................    5
Valuation Date ............................................................   11
Valuation Period ..........................................................   11
Variable Annuity Payout Options Available .................................    8

                                   [SPECIMEN]

      Flexible Payment Deferred Combination Variable and Fixed Group Annuity Contract

      o Benefits based on the investment experience of a Separate Account are variable and are not guaranteed

      o     Non-participating--No dividends payable

[Logo] The Guardian(R)     The Guardian
                           Insurance & Annuity
                           Company, Inc.

                           Customer Service Office:     Executive Office:
                           P.O. Box 8833                201 Park Avenue South
                           Lehigh Valley, PA 18001      New York, NY 10003